GENOVESE DRUG STORES, INC.

Exhibit 11

STATEMENT RE:  COMPUTATION OF NET INCOME PER COMMON SHARE

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  Twelve Weeks Ended       Twenty-Eight Weeks Ended
                                  ------------------       ------------------------
                                 August 16,  August 18,     August 16,   August 18,
                                   1996         1995            1996         1995
                                 ---------   ----------      ----------   ----------
Primary:

Weighted average shares
 outstanding (A)                   11,105        11,064        11,105        11,060

Equivalent shares--
 dilutive stock options (B)          --            --            --            --
                                  -------       -------       -------       -------
                                   11,105        11,064        11,105        11,060
                                  -------       -------       -------       -------

Net income                        $ 1,816       $ 1,273       $ 3,101       $ 2,816
                                  -------       -------       -------       -------

Net income per common
  share (A)                       $   .16       $   .12       $   .28       $   .25
                                  =======       =======       =======       =======


(A) Adjusted, where appropriate, to reflect the effect of the 10 percent stock dividend distributed on January 4, 1996.

(B) The effect of equivalent shares of dilutive stock options is not significant to net income per common share for any period presented.

There is no significant difference between primary and fully diluted net income per common share.


                                       -9-